UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

April 3, 2007

Date of Report (date of earliest event reported)

XTENT, INC.

(Exact name of Registrant as specified in its charter)

Delaware	001-33282	41-2047573
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer
incorporation or organization)		Identification Number)

125 Constitution Drive

Menlo Park, California 94025-1118

(Address of principal executive offices)

(650) 475-9400

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry Into a Material Definitive Agreement.

On April 3, 2007, XTENT, Inc. (“XTENT”) and Fortimedix B.V., a corporation organized under the laws of the Netherlands (“Fortimedix”) entered into a written Supply Agreement (the “Supply Agreement”).  Pursuant to the terms of the Supply Agreement, Fortimedix agrees to manufacture and deliver stents designed by XTENT for use in its Custom NX DES system, a customizable drug eluting stent system for the treatment of coronary artery disease.  The Supply Agreement requires XTENT to purchase certain minimum volumes of the stents and also requires Fortimedix to build and maintain the production capacity for certain monthly volumes of the stents.

The initial term of the Supply Agreement ends on March 18, 2010 and will be automatically extended for successive one (1) year periods unless either party terminates the Supply Agreement by giving notice at least six (6) months prior to the expiration of the initial term or any extension period.  In addition, either party may terminate the Supply Agreement if (i) the other party fails to cure a material default within ninety (90) days of written notice of such default; (ii) the other party becomes subject to bankruptcy or liquidation; or (iii) the other party is dissolved.  In addition, XTENT may terminate the Supply Agreement if products delivered by Fortimedix fail to meet certain specifications, and Fortimedix does not cure such failure within fourteen (14) days of written notice.  Fortimedix may terminate the Supply Agreement if the parties fail to reach agreement by January 31, 2008 regarding a minimum volume of stents to be purchased by XTENT during the year 2009.

XTENT estimates that its total obligation under the Supply Agreement will be at least $5.3 million over the first two years of the Supply Agreement.  After the second year of the Supply Agreement, XTENT has no further obligation to purchase stents from Fortimedix unless the parties otherwise agree in writing on or before January 31, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

XTENT, INC.

Date: April 9, 2007	By:	/s/ Timothy D. Kahlenberg
Timothy D. Kahlenberg
Chief Financial Officer